Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Financial Results From Continuing Operations For Its Fiscal 2013 Fourth Quarter and Full Year

Full Year Highlights:

  Revenues grew 4.0 percent to $735.5 million
  Adjusted EBITDA grew 10.2 percent to $48.9 million
  Adjusted EPS grew 50.0 percent to $0.24 per fully-diluted share
  Company finishes the year with a debt-free balance sheet and cost effective new credit facility

Fourth Quarter Highlights:

  Revenues grew approximately 1.4 percent to $173.0 million on a comparable, non-GAAP basis (adjusted for the shift of the Easter holiday into the Company’s fiscal third quarter). On a reported basis, fourth quarter revenues declined 2.5 percent compared with the prior year period.
  EBITDA, less stock-based compensation, was $6.3 million compared with $8.6 million in the prior year period, reflecting the impact of the shift of the Easter holiday.
  EPS was $0.01 per fully-diluted share compared with $0.03 per fully-diluted share in the prior year period, reflecting the impact of the shift of the Easter holiday.
  During the fourth quarter, the Company made the strategic decision to divest its Winetasting.com business. Therefore, the operating results of Winetasting.com are classified as a discontinued operation for all periods presented.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--August 29, 2013--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the world’s leading florist and gift shop, today reported results for its fiscal 2013 fourth quarter and full year. For the year, total revenue from continuing operations increased 4.0 percent to $735.5 million, compared with $707.5 million in fiscal 2012. Gross profit margin from continuing operations for the year increased 10 basis points to 41.5 percent, compared with 41.4 percent in the prior year. Operating expense ratio for the year improved 50 basis points to 38.0 percent of total net sales, compared with 38.5 percent in the prior year. As a result of these factors, Adjusted EBITDA for the year, which excludes stock-based compensation expense and a pre-tax gain of $3.8 million in fiscal 2012 related to the sale of 17 Fannie May company-owned stores, increased $4.5 million, or 10.2 percent, to $48.9 million, compared with $44.3 million in the prior year. Adjusted Net Income from continuing operations for the year increased 43.9 percent to $15.7 million, or $0.24 per fully-diluted share, compared with $10.9 million, or $0.16 per fully-diluted share, in the prior year.

Revenues from continuing operations for the Company’s fourth quarter grew approximately 1.4 percent on a comparable, non-GAAP basis (adjusted for the shift of the Easter holiday which fell in the Company’s third quarter during fiscal 2013 compared with fiscal 2012 when it fell in the Company’s fourth quarter). On a reported basis, fourth quarter revenues declined 2.5 percent to $173.0 million compared with $177.3 million in the prior year period.

Gross margin for the quarter was 41.0 percent, compared with 41.6 percent in the prior year period. Operating expense ratio for the quarter was 40.7 percent of total net sales, compared with 40.1 percent in the prior year period. As a result of these factors, which reflect the impact of the aforementioned Easter shift, for the fourth quarter EBITDA, excluding stock-based compensation expense, was $6.3 million, compared with $8.6 million in the prior year period and net income from continuing operations was $538,000, or $0.01 per fully-diluted share, compared with $1.7 million, or $0.03 per fully-diluted share, in the prior year period.

During the fourth quarter, the Company made the strategic decision to divest its Winetasting.com business to focus on growth opportunities in its Gourmet Foods and Gift Baskets business segment. The Company anticipates completing the divestiture of the Winetasting.com business in fiscal 2014. Therefore, it is classified as a discontinued operation for all periods presented.

Results from discontinued operations for the year were a loss of $3.4 million, or ($0.05) per share, including a loss of $1.5 million, or ($0.02) per share, related to the anticipated loss on divestiture of the business compared with a gain of $4.5 million, or $0.07 per share in the prior year. The prior year’s income from discontinued operations of $4.3 million reflects a gain of $4.5 million resulting from the September, 2011 sale of the Company’s winery services business. For the fourth quarter, results from discontinued operations were a loss of $2.3 million, or ($0.04) per share including the aforementioned loss of $1.5 million, or ($0.02) per share, related to the anticipated loss on divestiture of the Winetasting.com business, compared with income of $100,000 or $0.00 per share in the prior year period.

Consolidated net income for the year was $12.3 million, or $0.19 per share, compared with net income of $17.6 million, or $0.27 per share in the prior year. For the quarter, net loss including discontinued operations was $1.7 million, or ($0.03) per share, compared with net income of $1.8 million, or $0.03 per share in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “The solid top and bottom line results we achieved in fiscal 2013 reflect a continuation of the positive trends that we have seen in our business for the past several years. This has been driven primarily by the strong performance of our 1-800-FLOWERS.COM consumer floral business along with contributions from our BloomNet wire service and strong ecommerce growth in our Gourmet Foods and Gift Baskets category. Importantly, we achieved these results despite an uneven consumer economy, illustrating the effectiveness of our strategy to focus on those aspects of our business where we can exert control and drive consistent, incremental improvements. These include our innovative Social and Mobile marketing programs and enhanced merchandising efforts featuring truly original product designs. These efforts contributed to continued year-over-year revenue growth while improving both our operating expense ratio and gross profit margins.”

McCann also noted that, during the fourth quarter, the Company paid off the final $18 million on its term debt and finished fiscal 2013 with a debt-free balance sheet. Also during the quarter, the Company closed on a new, cost efficient bank credit facility. “Combined with our growing cash flows, this provides us with significant flexibility to grow our business in fiscal 2014 and over the long term,” he said.

Category Results:

The Company provides selected financial results for its business categories in the tables attached to this release and as follows:

  Consumer Floral: full year revenues grew $13.3 million, or 3.4 percent to $411.5 million and fourth quarter revenues grew $1.9 million or 1.5 percent to $125.9 million, compared with $398.2 million and $124.0 million in the respective prior year periods. Gross profit margin increased 90 basis points to 39.8 percent for the year and 130 basis points to 40.5 percent for the fourth quarter, compared with 38.9 percent and 39.2 percent in the respective prior year periods. The significant improvement in gross profit margin reflects benefits from enhanced product mix, logistics and reduced promotional marketing programs. Reflecting the higher revenues, gross margin and enhanced marketing efficiencies, category contribution margin increased 20.6 percent to $47.2 million for the year and 31.6 percent to $16.1 million for the fourth quarter, compared with $39.1 million and $12.2 million in the respective prior year periods.
  BloomNet Wire Service: full year revenues were $81.8 million, down 0.9 percent and fourth quarter revenues were $20.5 million, down 5.7 percent compared with $82.6 million and $21.7 million in the respective prior year periods. In addition to the impact of the aforementioned shift of the Easter holiday on the fourth quarter, the decline in revenues for the quarter and the year were primarily related to a reduction in lower margin shop-to-shop orders and wholesale product sales, somewhat offset by growth in high margin services, including web marketing, directory advertising and the florist selection guide. As a result of these factors, gross profit margin increased 400 basis points for both the year and the quarter, to 50.9 percent and 52.2 percent, respectively, compared with 46.9 percent and 48.2 percent in the respective prior year periods. Reflecting the higher gross margins and effective operating cost controls, category contribution margin increased 14.6 percent to $25.6 million for the year and 6.2 percent to $6.8 million for the fourth quarter, compared with $22.3 million and $6.4 million in the respective prior year periods.

  Gourmet Food and Gift Baskets: full year revenues increased 6.7 percent to $243.2 million while fourth quarter revenues declined 15.7 percent to $26.7 million reflecting the shift of the Easter holiday, compared with $228.0 million and $31.7 million in the respective prior year periods. Revenue growth for the year was driven primarily by strong ecommerce performance by the Company’s Cheryl’s and The Popcorn Factory brands combined with renewed growth in wholesale gift baskets, somewhat offset by lower wholesale volumes in its Fannie May Fine Chocolates brand. Gross profit margin was 40.6 percent for the year and 32.9 percent for the fourth quarter, compared with 43.1 percent and 45.6 percent in the respective prior year periods. Gross profit margin for the fourth quarter was impacted by product mix associated with the aforementioned shift of the Easter holiday as well as operational issues at the Company’s Fannie May production and distribution facilities. Gross margin for the year was impacted by the aforementioned operational issues as well as product mix, particularly higher growth in wholesale gift baskets. Category contribution margin was $20.3 million for the year, compared with $26.4 million (excluding a one-time gain of $3.8 million from the sale of 17 Fannie May company-owned stores in fiscal 2012) and a loss of $6.6 million in the fourth quarter, compared with $760,000 in the prior year period. While fourth quarter category contribution margin loss reflected the aforementioned shift of the Easter holiday, both the quarter and the full year results were impacted by costs associated with the aforementioned Fannie May operational issues and subsequent investments in initiatives addressing those issues as well as costs associated with the introduction of the new Fannie May Berries line.

Customer Metrics

In terms of its key customer metrics from continuing operations, approximately 4.9 million e-commerce customers placed orders during fiscal 2013, of which 52.3 percent were repeat customers. During the year, the Company attracted approximately 2.3 million new customers. For the fiscal fourth quarter, the Company said approximately 1.6 million e-commerce customers placed orders, with repeat customers representing 60.2 percent of the total. During the quarter, the Company attracted approximately 650,000 new e-commerce customers.

Company Guidance:

For fiscal 2014, the Company said it expects to achieve revenue growth across all three of its business segments with consolidated revenue growth for the year anticipated to be in the mid-single-digit range. The Company expects to grow EBITDA and EPS at rates in excess of expected revenue growth reflecting anticipated continued improvements in gross profit margin and operating leverage. The Company also anticipates generating Free Cash Flow for the year of approximately $20 million.

McCann said, “In fiscal 2014, we expect to continue the growth trends that we have seen over the past several years. We will also continue to invest in key strategic areas that can provide long-term growth such as our Social and Mobile initiatives, our FruitBouquets.com and Cheryl’s Cookie Cards lines, and our programs to accelerate BloomNet’s market penetration. While we remain cognizant of the uncertainty in the global economy, we believe the efforts we have underway will help us deepen our relationship with our customers, helping them deliver smiles, and build shareholder value.”

Definitions:

* EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses The Company presents EBITDA, Adjusted EBITDA from continuing operations and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 35 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 500 Guide” for 2013. The 1-800-FLOWERS.COM mobile commerce site was recognized with a Gold Award in the Ecommerce/Shopping category of the 2012 Horizon Interactive Awards. 1-800-FLOWERS.COM was also rated number one vs. competitors for customer service by STELLAService in 2011 and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service in 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from: The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); incredible, carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); wine gifts from Winetasting.com® (www.winetasting.com); top quality steaks and chops from Stock Yards® (www.stockyards.com); as well as premium branded customizable invitations and personal stationery from FineStationery.com® (www.finestationery.com). The Company’s Celebrations® brand (www.celebrations.com) is a premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, but are not limited to, statements regarding the Company’s expectations for: continued market penetration in its BloomNet wire service business, its ability to build on positive trends including increases in revenue, gross margin and contribution margin in its Consumer Floral business; its ability to achieve top and bottom line growth in its BloomNet and Gourmet Food and Gift Baskets categories; its ability to achieve its guidance for consolidated revenue growth for the full year in mid-single digit range along with higher year-over-year increases in EBITDA and EPS, its ability to leverage its operating platform and reduce operating expense ratio, its ability to remediate operational issues and improve performance in its Fannie May business, its ability to divest its Winetasting.com business on a timely and cost effective basis, its ability to manage the seasonality of its businesses; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, August 29, 2013 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 89359157.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	June 30, 2013	July 1, 2012

Assets
Current assets:
Cash and equivalents	$154	$28,854
Receivables, net	14,957	11,887
Inventories	55,756	53,933
Deferred tax assets	5,746	4,993
Prepaid and other	9,941	8,286
Current assets of discontinued operations	6,095	5,153
Total current assets	92,649	113,106

Property, plant and equipment, net	52,943	48,550
Goodwill	47,943	47,485
Other intangibles, net	43,276	41,576
Deferred income taxes	2,127	2,824
Other assets	10,086	7,875
Non-current assets of discontinued operations	1,049	797
Total assets	$250,073	$262,213

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$26,235	$17,619
Accrued expenses	45,044	48,811
Current maturities of long-term debt and obligations under capital leases	-	15,756
Current liabilities of discontinued operations	4,484	1,199
Total current liabilities	75,763	83,385

Long-term debt and obligations under capital leases	-	13,500
Other liabilities	5,039	3,580
Total liabilities	80,802	100,465
Total stockholders’ equity	169,271	161,748
Total liabilities and stockholders’ equity	$250,073	$262,213

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (In thousands, except for per share data)

	Three Months Ended		Year Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012

Net revenues:
E-commerce (combined online and telephonic)	$139,489	$139,094	$538,466	$515,205
Other	33,474	38,246	197,031	192,312

Total net revenues	172,963	177,340	735,497	707,517

Cost of revenues	102,134	103,652	430,305	414,940

Gross profit	70,829	73,688	305,192	292,577

Operating expenses:
Marketing and sales	48,075	48,249	186,720	181,199
Technology and development	5,328	5,215	21,700	20,426
General and administrative	12,016	12,776	52,188	51,474
Depreciation and amortization	4,992	4,861	18,798	19,540

Total operating expenses	70,411	71,101	279,406	272,639

Gain on sale of stores	-	-	-	3,789

Operating income	418	2,587	25,786	23,727

Interest income (expense), net	32	(410)	(991)	(2,635)

Income from continuing operations before income taxes	450	2,177	24,795	21,092
Income tax expense (benefit) from continuing operations	(88)	453	9,073	7,771
Income from continuing operations	538	1,724	15,722	13,321

Loss from discontinued operations, net of tax	(749)	(92)	(1,889)	(217)
Gain (loss) on sale of discontinued operations, net of tax	(1,512)	200	(1,512)	4,542
Income (loss) from discontinued operations	(2,261)	108	(3,401)	4,325

Net income (loss)	$(1,723)	$1,832	$12,321	$17,646

Net income (loss) per common share (basic)
From continuing operations	$0.01	$0.03	$0.24	$0.21
From discontinued operations	(0.04)	0.00	(0.05)	0.07
Net income (loss) per common share (basic)	$(0.03)	$0.03	$0.19	$0.27

Net income (loss) per common share (diluted)
From continuing operations	$0.01	$0.03	$0.24	$0.20
From discontinued operations	(0.04)	0.00	(0.05)	0.07
Net income (loss) per common share (diluted)	$(0.03)	$0.03	$0.19	$0.27

Weighted average shares used in the calculation of net income (loss) per common share
Basic	63,891	64,741	64,369	64,697
Diluted	66,620	66,381	66,792	66,239

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)

	Year Ended
	June 30, 2013	July 1, 2012

Operating activities
Net income	$12,321	$17,646
Reconciliation of net income to net cash provided by operations:
Operating activities of discontinued operations	(179)	1,435
Loss (gain) on sale of discontinued operations	2,348	(8,683)
Depreciation and amortization	18,799	19,539
Amortization of deferred financing costs	420	457
Deferred income taxes	(811)	7,790
Bad debt expense	1,085	869
Stock-based compensation	4,283	4,850
(Excess)/deficiency tax benefit from stock based compensation	(739)	123
Other non-cash items	483	42
Changes in operating items, excluding the effects of acquisitions:
Receivables	(4,108)	(2,135)
Inventories	(1,822)	(3,919)
Prepaid and other	(1,654)	(2,126)
Accounts payable and accrued expenses	4,368	1,694
Other assets	(612)	1,646
Other liabilities	463	947

Net cash provided by operating activities	34,645	40,175

Investing activities
Acquisitions, net of cash acquired	(3,700)	(4,336)
Proceeds from sale of business	-	12,823
Capital expenditures	(20,044)	(17,180)
Purchase of investments	(903)	(3,945)
Other, net	117	(119)
Investing activities of discontinued operations	-	(124)

Net cash used in investing activities	(24,530)	(12,881)

Financing activities
Acquisition of treasury stock	(9,599)	(3,277)
Excess (deficiency) tax benefits from stock based compensation	739	(123)
Proceeds from exercise of employee stock options	535	-
Proceeds from bank borrowings	62,000	56,000
Repayment of notes payable and bank borrowings	(91,250)	(71,000)
Debt issuance costs	(1,234)	-
Repayment of capital leases	(6)	(1,482)

Net cash used in financing activities	(38,815)	(19,882)

Net change in cash and equivalents	(28,700)	7,412
Cash and equivalents:
Beginning of period	28,854	21,442

End of period	$154	$28,854

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended			Year Ended
	June 30, 2013	July 1, 2012	% Change	June 30, 2013	July 1, 2012	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$125,918	$124,017	1.5%	$411,526	$398,184	3.4%
BloomNet Wire Service	20,502	21,745	-5.7%	81,822	82,582	-0.9%
Gourmet Food & Gift Baskets	26,716	31,697	-15.7%	243,225	228,002	6.7%
Corporate (*)	195	198	-1.5%	789	773	2.1%
Intercompany eliminations	(368)	(317)	-16.1%	(1,865)	(2,024)	7.9%
Total net revenues from continuing operations	$172,963	$177,340	-2.5%	$735,497	$707,517	4.0%

	Three Months Ended			Year Ended
	June 30, 2013	July 1, 2012	% Change	June 30, 2013	July 1, 2012	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$51,024	$48,634	4.9%	$163,725	$154,892	5.7%
	40.5%	39.2%		39.8%	38.9%

BloomNet Wire Service	10,700	10,483	2.1%	41,674	38,737	7.6%
	52.2%	48.2%		50.9%	46.9%

Gourmet Food & Gift Baskets	8,801	14,439	-39.0%	98,839	98,381	0.5%
	32.9%	45.6%		40.6%	43.1%

Corporate (*)	304	132	130.3%	953	566	68.4%
	155.9%	66.7%		120.8%	73.2%
Total gross profit from continuing operations	$70,829	$73,688	-3.9%	$305,192	$292,576	4.3%
	41.0%	41.6%		41.5%	41.4%

	Three Months Ended			Year Ended
	June 30, 2013	July 1, 2012	% Change	June 30, 2013	July 1, 2012	% Change

Adjusted EBITDA from continuing operations:
Segment Contribution Margin from continuing operations (**)
1-800-Flowers.com Consumer Floral	$16,120	$12,248	31.6%	$47,193	$39,147	20.6%
BloomNet Wire Service	6,814	6,414	6.2%	25,611	22,339	14.6%
Gourmet Food & Gift Baskets (***)	(6,581)	760	-965.9%	20,345	30,193	-32.6%
Segment Contribution Margin Subtotal	16,353	19,422	-15.8%	93,149	91,679	1.6%
Corporate (*)	(10,943)	(11,974)	8.6%	(48,565)	(48,412)	-0.3%
EBITDA from continuing operations	5,410	7,448	-27.4%	44,584	43,267	3.0%
Add: Stock-based compensation	886	1,114	-20.5%	4,283	4,850	-11.7%
EBITDA from continuing operations, excluding stock-based compensation	6,296	8,562	-26.5%	48,867	48,117	1.6%
Less: Gain on sale of stores (***)	-	-	-	-	3,789	-
Adjusted EBITDA from continuing operations	$6,296	$8,562	-26.5%	$48,867	$44,328	10.2%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended		Year Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Reconciliation of Net Income from continuing operations to Adjusted EBITDA from continuing operations, less stock-based compensation (**):
Net income from continuing operations	$538	$1,724	$15,722	$13,321
Add:
Interest expense, net	-	410	991	2,635
Depreciation and amortization	4,992	4,861	18,798	19,540
Income tax expense	-	453	9,073	7,771
Less:
Income tax benefit	88	-	-	-
Interest income, net	32	-	-	-
EBITDA	5,410	7,448	44,584	43,267
Add: Stock-based compensation	886	1,114	4,283	4,850
EBITDA , less stock-based compensation	6,296	8,562	48,867	48,117
Less: Gain on sale of stores (***)	-	-	-	3,789
Adjusted EBITDA from continuing operations	$6,296	$8,562	$48,867	$44,328

	Three Months Ended		Year Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Reconciliation of Net Income and EPS from continuing operations to Adjusted Net Income and EPS from continuing operations:
Net income from continuing operations	$538	$1,724	$15,722	$13,321
Less: Gain on sale of stores, net of tax (***)	-	-	-	2,395
Adjusted Net Income from continuing operations	$538	$1,724	$15,722	$10,926

Net Income per common share from continuing operations
Basic	$0.01	$0.03	$0.24	$0.21
Diluted	$0.01	$0.03	$0.24	$0.20

Adjusted Net Income per common share from continuing operations
Basic	$0.01	$0.03	$0.24	$0.17
Diluted	$0.01	$0.03	$0.24	$0.16

Weighted average shares used in the calculation of net income per common share from continuing operations
Basic	63,891	64,741	64,369	64,697
Diluted	66,620	66,381	66,792	66,239

(*)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(**)	Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

(***)	GFGB segment contribution margin during the year ended July 1, 2012 includes a $3.8 million gain on the sale ($2.4mm, net of tax) of 17 Fannie May stores, which are being operated as franchised locations post-sale.

Click here to subscribe to Mobile Alerts for 1-800-Flowers.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com